North America Structured Investments

J.P.Morgan

5yr SPX/RTY/INDU Uncapped Contingent Buffered Return Enhanced Notes

The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.

Summary of Terms

Issuer: JPMorgan Chase Financial Company LLC

Guarantor: JPMorgan Chase & Co.

Minimum Denomination: $1,000

Indices: S&P 500® Index , Russell 2000® Index and Dow Jones Industrial Average™

Pricing Date: May 19, 2020

Observation Date: May 19, 2025

Maturity Date: May 22, 2025

Upside Leverage Factor: At least 1.70*

Contingent Buffer Amount: 30.00%

Payment At Maturity: If the Final Value of each Index is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Index Return × Upside Leverage Factor)

If (i) the Final Value of one or more Indices is greater than its Initial Value and the Final Value of the other Index or Indices is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount, you will receive the principal amount of your notes at maturity.

If the Final Value of any Index is less than its Initial Value by more than the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + $1,000 × (Least Performing Index Return)

If the Final Value of any Index is less than its Initial Value by more than the Contingent Buffer Amount, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

CUSIP: 48132KK61

Preliminary Pricing Supplement: https://sp.jpmorgan.com/document/cusip/48132KK61/doctype/Product_Termsheet/document.pdf

For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.

Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

* The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.70.

**Reflects Upside Leverage Factor equal to the minimum Upside Leverage Factor set forth herein, for illustrative purposes.

The "total return" as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.

The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.



Note Payoff at Maturity
Least Performing Index Performance
Payment at Maturity
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
-80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50%
Least Performing Index Return

Hypothetical Total Returns**

Final Value of Least Performing Index	Least Performing Index Return	Total Return on the Notes
165.00	65.00%	110.50%
150.00	50.00%	85.00%
140.00	40.00%	68.00%
120.00	20.00%	34.00%
110.00	10.00%	17.00%
105.00	5.00%	8.50%
100.00	0.00%	0.00%
90.00	-10.00%	0.00%
80.00	-20.00%	0.00%
70.00	-30.00%	0.00%
69.99	-30.01%	-30.01%
60.00	-40.00%	-40.00%
40.00	-60.00%	-60.00%
20.00	-80.00%	-80.00%
0.00	-100.00%	-100.00%

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.
Summary of Terms
Issuer:
JPMorgan Chase Financial Company LLC
Guarantor:
JPMorgan Chase & Co.
Minimum Denomination:
Denomination:$1,000
Indices:
S&P 500 ® Index , Russell 2000 ® Index and Dow Jones Industrial Average TM
Pricing Date:
May 19, 2020
Observation Date:
May 19, 2025
Maturity Date:
May 22, 2025
Upside Leverage Factor:
At least 1.70*
Contingent Buffer Amount:
30.00%
Payment At Maturity:
If the Final Value of each Index is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000
×Least Performing Index Return ×Upside Leverage Factor)
If (i) the Final Value of one
or more Indices is greater than its Initial Value and the Final Value of the other Index or Indices is equal to its Initial Value or is less than its Initial Value by up to the
Contingent Buffer Amount or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount, you will receive the principal amount of your notes at maturity.
If the Final Value of
any Index is less than its Initial Value by more than the Contingent Buffer
Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 +
1,000 ×(Least Performing Index Return)
If the Final Value of
any Index is less than its Initial Value by more than the Contingent Buffer
Amount, you will lose more than 30.00 % of your principal amount at maturity and could lose all of your principal amount at maturity.
CUSIP:
48132KK61
Preliminary Pricing
Supplement:
https://sp.jpmorgan.com/document/cusip/48132KK61/doctype/Product_Termsheet/document.pdf
For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes
, p lease see the hyperlink above.
Any
payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes
* The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than
1.70.
**Reflects Upside Leverage Factor equal to the minimum Upside Leverage Factor set forth herein, for illustrative purposes.
The
“total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity pe r
$1,000 principal amount note to $
The
hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Final Value of Least
Performing Index
Least Performing
Index Return
Total Return on
the Notes
165.00
65.00%
110.50%
150.00
50.00%
85.00%
140.00
40.00%
68.00%
120.00
20.00%
34.00%
110.00
10.00%
17.00%
105.00
5.00%
8.50%
100.00
0.00%
0.00%
90.00
-
10.00% 0.00%
80.00
-
20.00% 0.00%
70.00
-
30.00% 0.00%
69.99
-
30.01% -
30.01%
60.00
-
40.00% -
40.00%
40.00
-
60.00% -
60.00%
20.00
-
80.00% -
80.00%
0.00
-
100.00% -
100.00%
5yr
SPX/ RTY INDU Uncapped Contingent Buffered Return Enhanced Notes
North America Structured Investments
Hypothetical Total Returns**